Exhibit 99.1

N E W S R E L E A S E

Atmel Reports Preliminary Fourth Quarter 2015 Results

SAN JOSE, Calif., Jan. 13, 2016 - Atmel® Corporation (NASDAQ: ATML), a leader in microcontroller and touch solutions, today announced that it expects the following fourth quarter 2015 results:

•
Revenue is expected to be between $261 and $262 million, compared to the original outlook of $266 to $286 million. The lower revenue was the result of weaker than expected billings, primarily in Asia, as distributors reduced inventory levels due to uncertainties associated with the company’s ongoing acquisition process. Revenue would have been approximately $268 million had revenue from the Asian distribution channel been recognized on a resale basis.

•	Non-GAAP gross margin is expected to be approximately 47.3 to 47.7%, at the midpoint of the original outlook of 47.0 to 48.0%

•	Non-GAAP operating expenses are expected to be $98 to $100 million, below the midpoint of the original outlook of $98 to $102 million

•	Non-GAAP operating margin is expected to be between 9% and 10%

•	Non-GAAP earnings per diluted share is expected to be approximately $0.06

•	Cash and cash equivalents of approximately $210 million

On January 13, 2016, the company announced that its Board of Directors had determined that the unsolicited acquisition proposal received from Microchip Technology Inc. (Nasdaq: MCHP) constitutes a “Company Superior Proposal,” as defined in Atmel’s existing merger agreement with Dialog Semiconductor plc. Microchip’s offer remains open and binding until 10:00 PM California time on Tuesday, January 19, 2016. There can be no assurance, however, that Atmel will terminate the Dialog merger agreement or enter into the Microchip merger agreement.

Atmel will not hold a conference call to discuss these preliminary results.

About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, capacitive touch solutions, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry's broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with intelligent and connected solutions focused on the industrial, automotive, consumer, communications, and computing markets.

©2016 Atmel Corporation. Atmel®, Atmel logo and combinations thereof, and others are registered trademarks or trademarks of Atmel Corporation or its subsidiaries. Other terms and product names may be trademarks of others.

Safe Harbor for Forward-Looking Statements
This announcement contains, or may contain, “forward-looking statements” in relation to the pending merger transaction between Dialog and Atmel and the unsolicited proposal, as well as other future events and their potential effects on Atmel that are subject to risks and uncertainties. Generally, the words “will,” “would,” “continue,” “believes,” “intends” or similar expressions identify forward-looking statements. Forward-looking statements include statements relating to (1) the terms of the unsolicited proposal, (2) the determination of Atmel’s board of directors as to whether the unsolicited proposal constitutes a Company Superior Proposal under the terms of Atmel’s merger agreement with Dialog, (3) the entry of Atmel into a definitive merger agreement with Microchip, and (4) the payment and funding of the termination fee to Dialog.

Exhibit 99.1

These forward-looking statements are based upon the current beliefs and expectations of the management of Atmel and involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond Atmel’s ability to control or estimate precisely. Those factors include (1) the determinations made by Atmel’s board of directors in its evaluation of the unsolicited proposal, any changes to the Dialog merger agreement offered by Dialog and any changes to the unsolicited proposal in response to any changes offered by Dialog; (2) actions of Dialog in response to the definitive agreement offered by Microchip or Atmel’s discussions with Microchip; (3) the results of discussions with Dialog or Microchip; (4) the outcome of any legal proceedings that could be instituted against Atmel or its directors related to the discussions with Dialog or Microchip or the proposed merger agreement with Dialog or any unsolicited proposal; (5) changes in the unsolicited proposal; (6) the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed merger agreement with Dialog; (7) risks related to Microchip’s ability to successfully implement its acquisitions strategy; (8) uncertainty as to the future profitability of any businesses acquired by Microchip, and delays in the realization of, or the failure to realize, any accretion from any other acquisition transactions by Microchip; (9) the ability to obtain governmental and regulatory approvals of the proposed merger between Atmel and Dialog or the unsolicited proposal; (10) the possibility that the proposed merger between Atmel and Dialog or the unsolicited proposal does not close when expected or at all, or that the parties, in order to achieve governmental and regulatory approvals, may be required to modify aspects of the proposed merger or the unsolicited proposal or to accept conditions that could adversely affect the combined company or the expected benefits of the proposed merger or the unsolicited proposal; (11) the possibility that other competing offers or acquisition proposals will be made; (12) the inherent uncertainty associated with financial projections; (13) the ability to realize the expected synergies or savings from the proposed merger or the unsolicited proposal in the amounts or in the timeframe anticipated; (14) the potential harm to customer, supplier, employee and other relationships caused by the announcement or closing of the proposed merger or the unsolicited proposal; (15) general global macroeconomic and geo-political conditions; (16) changes in foreign exchange rates, including changes in the exchange rate between the Euro and the U.S. dollar; (17) business interruptions, natural disasters or terrorist acts; (18) the ability to integrate Atmel’s businesses into those of Dialog or Microchip in a timely and cost-efficient manner; (19) the development of the markets for Atmel’s and Dialog’s or Microchip’s products; (20) the combined company’s ability to develop and market products containing the respective technologies of Atmel and Dialog or Microchip in a timely and cost-effective manner; (21) the cyclical nature of the semiconductor industry; (22) an economic downturn in the semiconductor and telecommunications markets; (23) the inability to realize the anticipated benefits of transactions related to the proposed merger, the unsolicited proposal and other acquisitions, restructuring activities, including in connection with the proposed merger, or other initiatives in a timely manner or at all; (24) consolidation occurring within the semiconductor industry ; (25) unanticipated costs and expenses or the inability to identify expenses which can be eliminated; (26) disruptions in the availability of raw materials; (27) compliance with U.S. and international laws and regulations by the combined company and its distributors; (28) dependence on key personnel; (29) the combined company’s ability to protect intellectual property rights; (30) litigation (including intellectual property litigation in which the combined company may be involved or in which customers of the combined company may be involved, especially in the mobile device sector), and the possible unfavorable results of legal proceedings; (31) the market price or increased volatility of Dialog’s ordinary shares and ADSs (if the merger is completed); and (32) other risks and uncertainties, including those detailed from time to time in Dialog’s and Atmel’s periodic reports and other filings with the SEC or other regulatory authorities, including Atmel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015 (whether under the caption Risk Factors or Forward Looking Statements or elsewhere).

Neither Dialog nor Atmel can give any assurance that such forward-looking statements will prove to be correct. The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this announcement. Neither Dialog nor Atmel nor any other person undertakes

Exhibit 99.1

any obligation to update or revise publicly any of the forward-looking statements set out herein, whether as a result of new information, future events or otherwise, except to the extent legally required.

Investor Contact:
Peter Schuman
Senior Director, Investor Relations
(408) 437-2026
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